Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
+1.813.273.3000

Syniverse Technologies Announces

Pricing of Tender Offer for its

12 3/4% Senior Subordinated Notes due 2009

Tampa, Fla. – August 23, 2005 – Syniverse Technologies (NYSE: SVR) announced today that it has determined the consideration to be paid in its previously announced cash tender offer for any and all of the outstanding principal amount of its 12 3/4 % Senior Subordinated Notes due 2009 (the “Notes”).

The total consideration, excluding accrued and unpaid interest, for each $1,000 principal amounts of Notes validly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on August 19, 2005 (the “Consent Date”) is $1,098.80, which includes a $30.00 consent payment. The total consideration was determined by reference to a fixed spread of 50 basis points plus the bid side yield to maturity of the 1.875% U.S. Treasury Note due January 31, 2006, which yield was calculated as of 2:00 p.m. New York City time on August 22, 2005. Noteholders who validly tender and do not withdraw their Notes will receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable payment date. Syniverse expects to pay for all Notes validly tendered by the Consent Date on August 24, 2005.

The tender offer will expire at midnight, New York City time, on September 2, 2005 unless otherwise extended. All terms and conditions to the tender offer and consent solicitation are set forth in Syniverse’s Offer to Purchase and Consent Solicitation Statement, dated August 8, 2005.

Lehman Brothers Inc. is acting as dealer manager and solicitation agent for the tender offer and the consent solicitation. The information agent and tender agent for the tender offer is D.F. King & Company, Inc. Questions regarding the tender offer and consent solicitation may be directed to Lehman Brothers Inc., telephone number 800-438-3242 (toll free) and 212-528-7581 (call collect), and D.F. King & Co., Inc. Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to D.F. King & Co., Inc., telephone number 800-758-5378 (toll free) and 212-267-5550 (call collect).

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 300

Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579

• Outside North America +1 813.209.5944

www.syniverse.com

telecommunications carriers in approximately 40 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., Syniverse has offices in major cities throughout North America, The Netherlands and the United Kingdom and a global sales force in the United Kingdom, Luxembourg, Italy, China, Hong Kong, Brazil, Slovakia and India. For more information, visit www.syniverse.com

Cautions about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.